Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

Norman Mineta, Former U.S. Secretary of Transportation and Former U.S. Secretary of Commerce, Joins AECOM Board of Directors

Distinguished statesman’s expertise an asset for AECOM with its global presence and market leadership

LOS ANGELES (June 11, 2007) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that Norman Y. Mineta, former Secretary of the U.S. Department of Transportation, under President George W. Bush, and former Secretary of the U.S. Department of Commerce, under President Bill Clinton, has joined its Board of Directors as an independent director.

Mineta, whose distinguished career spans more than 50 years, is highly regarded for his expertise on critical business and political issues including transportation, infrastructure, national security, economic development, science and technology, foreign and domestic trade, and the environment.

“We are honored and delighted to welcome Secretary Mineta to our Board of Directors,” said John M. Dionisio, AECOM president and CEO.  “His unique insights on the global business and geopolitical landscape, as well as his commitment to making the world a better place throughout his distinguished career are very much aligned with the mission and vision of AECOM.”

The appointment of Mineta as an AECOM director further strengthens a board that is already deep with respected and renowned thought leaders and experts, according to Dionisio.  “The addition of Secretary Mineta’s counsel and strategic advice to our board will be of great benefit as we continue to grow our market leadership positions and further expand our presence globally.”

Mineta is currently vice chairman of Hill & Knowlton, Inc., a leading international communications consultancy, providing services to local, multinational and global clients.

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities and environmental.  With more than 30,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM companies provide a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and has annual revenue of approximately $3.4 billion.  More information on AECOM and its services can be found at www.aecom.com.

About Norman Y. Mineta

Secretary Norman Y. Mineta is Vice Chairman of Hill & Knowlton based in its Washington, D.C. office.  Mineta provides counsel and strategic advice to Hill & Knowlton clients on a wide range of business and political issues.

Mineta is well known for his work in the areas of transportation – including aviation, surface transportation, and infrastructure – and national security.  He is recognized for his accomplishments in economic development, science and technology policy, foreign and domestic trade, budgetary issues and civil rights.

Mineta’s career in public service has been both distinguished and unique.  He brings a wealth of experience and the perspective of having served in Congress for over 20 years and the Cabinet of both Republican and Democratic presidents.

For almost 30 years, Mineta represented San Jose, California – the heart of Silicon Valley – first on the city council, then as mayor, and then, from 1975 to 1995, as a Member of Congress.  Throughout that time, Mineta was an advocate of the burgeoning technology industry.  He worked to encourage new industries and spur job growth, and he supported the development of the infrastructure to accommodate the industry and its tremendous growth.

Mineta served as the chairman of the House Transportation and Public Works Committee from 1992 to 1994, after having chaired the Subcommittee on Aviation and the Subcommittee on Surface Transportation.  He was the primary author of the groundbreaking ISTEA legislation – the Intermodal Surface Transportation Efficiency Act of 1991.

In 2000, Mineta was appointed by President Bill Clinton as the U. S. Secretary of Commerce.  At the Department of Commerce, Mineta was known for his work on technology issues, for achieving international cooperation and intergovernmental coordination on complex fisheries issues, and streamlining the patent and trademark process.

Mineta was appointed Secretary of Transportation by President George W. Bush in 2001, where he served until he joined Hill & Knowlton in July 2006.  Following the horrific terrorist acts of September 11, 2001, Mineta guided the creation of the Transportation Security Administration – an agency with more than 65,000 employees – the largest mobilization of a new federal agency since World War II.

Mineta was also a vice president of Lockheed Martin where he oversaw the first successful implementation of the EZ-Pass system in New York State.

Recognized for his leadership, Mineta has received numerous awards, including the Presidential Medal of Freedom – the United States’ highest civilian honor – and the Wright Brothers Memorial Trophy, which is awarded for significant public service of enduring value to aviation in the United States.

While in Congress, he was the co-founder of the Congressional Asian Pacific American Caucus and Chair of the National Civil Aviation Review Commission in 1997.  He is a graduate of the University of California at Berkeley.